Exhibit 99.1
Coinmach Service Corp. Reports Preliminary Revenue and EBITDA
     PLAINVIEW, N.Y., January 27, 2006 — Coinmach Service Corp. (Amex: “DRY”) (the “Company”), through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. The Company announced today its preliminary results for the three month and the nine-month periods ended December 31, 2005.
     The Company reported Revenue and EBITDA (excluding transaction costs associated with its recent capital markets transactions) for the three month period ended December 31, 2005 to be approximately $138.3 million and $41.4 million, respectively.
     The Company reported Revenue and EBITDA (excluding transaction costs associated with its recent capital markets transactions) for the nine-month period ended December 31, 2005 to be approximately $404.5 million and $120.6 million, respectively.
     The Company reported capital expenditures for the three month and nine month period ended December 31, 2005 to be approximately $16.2 million and $52.8 million, respectively.
     The Company plans to distribute its full third quarter financial results after the market close on Thursday, February 9, 2006. Coinmach has scheduled a conference call to discuss its financial results at 10:00 a.m. Eastern Standard Time on Friday, February 10, 2005.
     Interested parties may access the teleconference via a webcast on Coinmach’s Investor Relations page, www.coinmachservicecorp.com, or by dialing 1-866-825-3209 (1-617-213-8061 for international callers) and using the pass code 78853884 at least five minutes before the start of the call. The call will be open to the public with a question and answer session at the end of the call. A replay of the conference call will be available for 7 days on Coinmach’s Investor Relations page.
     This press release is for informational purposes only and does not constitute an offer to buy or sell any securities or a solicitation of an offer to buy or sell any securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Forward-Looking Statements
     The statements contained in this press release reflect the Company’s current expectations with respect to the future performance of the Company and may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates”, “plans” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the SEC over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.
Contact:

Coinmach Service Corp.
Robert M. Doyle, 516-349-8555

Source: Coinmach Service Corp.